Exhibit 99.4

Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
In order to assess and internally report the revenue performance of our three sales platforms, we use measures we refer to as “platform revenue" and “platform revenue excluding retailer share arrangements.” Platform revenue is the sum of three line items in our Condensed Consolidated and Combined Statements of Earnings prepared in accordance with GAAP: “interest and fees on loans,” plus “other income,” less “retailer share arrangements.” Platform revenue and platform revenue excluding retailer share arrangements are not measures presented in accordance with GAAP. To calculate platform revenue, we deduct retailer share arrangements but do not deduct other line item expenses, such as interest expense, provision for loan losses and other expense, because those items are managed for the business as a whole. We believe that platform revenue is a useful measure to investors because it represents management’s view of the net revenue contribution of each of our platforms. Platform revenue excluding retailer share arrangements represents management’s view of the gross revenue contribution of each of our platforms. These measures should not be considered a substitute for interest and fees on loans or other measures of performance we have reported in accordance with GAAP. The reconciliation of platform revenue, and platform revenue excluding retailer share arrangements, to interest and fees on loans for each platform is included in the detailed financial tables included in Exhibit 99.2.
We present certain capital ratios in this Form 8-K and exhibits. As a new savings and loan holding company, the Company historically has not been required by regulators to disclose capital ratios prior to December 31, 2015, and therefore these capital ratios are non-GAAP measures. We believe these capital ratios are useful measures to investors because they are widely used by analysts and regulators to assess the capital position of financial services companies, although our Basel I Tier 1 common ratio is not a Basel I defined regulatory capital ratio, and our Basel I and Basel III Tier 1 common ratios may not be comparable to similarly titled measures reported by other companies. Our Basel I Tier 1 common ratio is the ratio of Tier 1 common equity to total risk-weighted assets as calculated in accordance with the U.S. Basel I capital rules. Our Basel III Tier 1 common ratio is the ratio of common equity Tier 1 capital to total risk-weighted assets, each as calculated in accordance with the U.S. Basel III capital rules. Our Basel III Tier 1 common ratio (on a fully phased-in basis) is a preliminary estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Federal Reserve Board, which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. The reconciliation of each component of our capital ratios included in this Form 8-K and exhibits to the comparable GAAP component at December 31, 2015 is included in the detailed financial tables included in Exhibit 99.2.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company. The reconciliation of tangible common equity, to total equity reported in accordance with GAAP is included in the detailed financial tables included in Exhibit 99.2.